Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:
Rick Moberg
Aware, Inc.
781-276-4000

Aware, Inc. Announces Extension of Stock

Repurchase Plan

BEDFORD, MASS – October 29, 2008 – Aware, Inc. (NASDAQ: AWRE), a leading supplier of broadband technology and biometrics software, announced today that its Board of Directors has approved an extension to the program originally authorized on August 28, 2007 to repurchase from time to time at management’s discretion up to $5 million worth of shares of the Company’s common stock in the open market or in private until December 31, 2009 at prevailing market prices. The Board of Directors has also approved the repurchase of up to an additional $5 million worth of shares of the Company’s common stock in addition to the up to $5,000,000 worth of shares originally authorized on August 28, 2007.  As of September 30, 2008, the Company had purchased approximately $2.3 million worth of shares of the Company’s common stock.

As of October 27, 2008, the Company had 23,307,742 shares of common stock outstanding.  Repurchases will be made under the program using the Company’s own cash resources and will be in accordance with Rule 10b-18 under the Securities Exchange Act of 1934 and other applicable laws, rules and regulations.

The program does not obligate the Company to acquire any particular amount of common stock and the program may be modified or suspended at any time at the Company’s discretion.  As of October 27, 2008, the Company had approximately $37 million of cash, cash equivalents and marketable securities.

About Aware

Aware is a leading technology supplier for the telecommunications and biometrics industries. For more than ten years, Aware has pioneered innovations at telecommunications standards-setting organizations and continues to develop and market DSL silicon intellectual property and test and diagnostics products.  Its StratiPHY™ IP product line supports DSL standards, including ADSL2+ and VDSL2, and has been broadly licensed to leading semiconductor companies.  Telecom equipment vendors and phone companies use Aware's DSL test and diagnostics modules and Dr. DSL® software to help provision DSL circuits globally. Aware is also a veteran of the biometrics industry, providing biometric and imaging software components used in government systems worldwide since 1992.  Aware's interoperable, standard-compliant, field-proven imaging products are used in a number of applications, from border management to criminal justice to medical imaging.  Aware is a publicly held company (NASDAQ: AWRE) based in Bedford, Massachusetts.  www.aware.com

Safe Harbor Warning
Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as the possibility that Aware will repurchase up to approximately $7.7 million of its common stock. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements. These factors are included in documents that Aware files from time to time with the Securities and Exchange Commission, specifically the section titled "Risk Factors" in our quarterly report on Form 10-Q for the quarter ended September 30, 2008 and other reports and filings made with the Securities and Exchange Commission.

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Aware, Dr. DSL and StratiPHY are trademarks or registered trademarks of Aware, Inc. Any other trademarks appearing herein are the property of their respective owners.

Aware, Inc.  •  40 Middlesex Turnpike  •  Bedford, MA  USA  01730-1432
Tel: (781) 276-4000  •  Fax: (781) 276-4001  •  E-mail: aware@aware.com